Exhibit 99.1
Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.)
Quarterly Report for the three and six months ended June 30, 2006

PART I. CONDENSED FINANCIAL INFORMATION

Item 1. Condensed Financial Statements

St Bernard Software, Inc.
and Subsidiary
("Old" St Bernard Software)
Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets (Note 2)

Current Assets
Cash and cash equivalents	$461,029	$9,211

Accounts receivable - net of allowance for doubtful accounts of $509,000 and $489,000 in 2006 and 2005, respectively	3,954,000	4,460,116
Inventories	470,820	566,897
Prepaid expenses and other current assets	196,154	207,534
Deferred income taxes	473,000	473,000

Total current assets	5,555,003	5,716,758

Fixed Assets - Net	1,246,093	1,456,989

Other Assets	1,554,033	1,147,279

Goodwill	3,285,319	3,285,319

Deferred Income Taxes	586,000	586,000

	$12,226,448	$12,192,345

St Bernard Software, Inc.
and Subsidiary
("Old" St Bernard Software)
Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(Unaudited)

Liabilities and Stockholders’ Deficit

Current Liabilities
Line of credit	$1,481,045	$940,155
Accounts payable	3,388,824	2,092,218
Accrued compensation expenses	1,203,376	1,239,594
Other accrued expenses and other current liabilities	253,610	182,912
Note payable to related party	574,155	178,322
Current portion of capitalized lease obligations	20,475	39,089
Deferred revenue	10,761,239	10,744,230

Total current liabilities	17,682,724	15,416,520

Capitalized Lease Obligations, Less Current Portion	—	4,874

Deferred Revenue	5,520,386	5,326,288

Total liabilities	23,203,110	20,747,682

Commitments and Contingencies

Stockholders’ Deficit

Preferred stock, $1.00 par value; 10,000,000 shares authorized and 0 shares issued and outstanding	—	—

Common stock, $0.10 par value; 37,000,000 shares authorized and 23,251,068 and 23,197,068 shares issued and outstanding in 2006 and 2005, respectively	2,325,108	2,319,708
Additional paid-in capital	18,146,298	18,137,632
Accumulated deficit	(31,448,068)	(29,012,677)

Total stockholders’ deficit	(10,976,662)	(8,555,337)

	$12,226,448	$12,192,345
The accompanying notes are an integral part of these consolidated financial statements.

St Bernard Software, Inc.
and Subsidiary
("Old" St Bernard Software)
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Sales
License	$975,987	$938,516	$1,860,382	$2,661,163
Appliance	804,729	1,169,943	1,427,929	2,020,419
Subscription	3,831,228	3,794,807	7,592,236	6,792,197

Total Sales	5,611,944	5,903,266	10,880,547	11,473,779

Cost of Sales
License	409	2,033	1,844	11,913
Appliance	729,299	901,588	1,196,056	1,699,414
Subscription	849,185	913,446	1,733,035	1,819,203

Total Cost of Sales	1,578,893	1,817,067	2,930,935	3,530,530

Gross Profit	4,033,051	4,086,199	7,949,612	7,943,249

Sales and marketing expenses	2,712,358	2,518,452	5,276,687	4,992,549
Research and development expenses	1,432,447	1,915,078	3,027,811	3,862,074
General and administrative expenses	979,498	604,367	1,908,372	1,215,810

Loss from Operations	(1,091,252)	(951,698)	(2,263,258)	(2,127,184)

Other Expense
Interest expense	(92,767)	(67,164)	(172,133)	(143,885)

Loss Before Income Taxes	(1,184,019)	(1,018,862)	(2,435,391)	(2,271,069)

Income tax benefit (expense)	—	—	—	—

Net Loss	$(1,184,019)	$(1,018,862)	$(2,435,391)	$(2,271,069)

Basic and Diluted Loss Per Common Share	$(0.05)	$(0.05)	$(0.10)	$(0.11)

Weighted Average Shares Outstanding	23,251,068	21,414,200	23,240,904	21,154,074
The accompanying notes are an integral part of these consolidated financial statements.

St Bernard Software, Inc.
and Subsidiary
("Old" St Bernard Software)
Unaudited Consolidated Statements of Cash Flows

Six Months ended June30,	2006	2005
Cash Flows From Operating Activities
Net loss	$(2,435,391)	$(2,271,069)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and amortization	294,526	321,557
Provision for bad debts	20,071	3,700
Noncash interest expense	—	7,033
Increase (decrease) in cash resulting from changes in:
Accounts receivable	486,045	(577,676)
Inventories	96,077	154,971
Prepaid expenses and other current assets	11,380	(42,724)
Other assets	5,489	77,133
Accounts payable	1,296,606	554,557
Accrued expenses and other current liabilities	34,480	(248,064)
Deferred revenue	211,107	1,133,906
Net cash provided by (used in) operating activities	20,390	(886,676)
Cash Flows From Investing Activities Purchases of fixed assets	(30,932)	(143,776)

Cash Flows From Financing Activities
Net increase in line of credit	540,890	342,074
Merger costs	(464,941)	—
Proceeds from note payable	395,833	—
Principal payments on capitalized lease obligations	(23,488)	(14,977)
Proceeds from stock option exercises	14,066	193,604
Net cash provided by financing activities	462,360	520,701

Net Increase (Decrease) in Cash and Cash Equivalents	451,818	(509,751)
Cash and Cash Equivalents at Beginning of Period	9,211	556,727
Cash and Cash Equivalents at End of Period	$461,029	$46,976
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$150,608	$131,777

St Bernard Software, Inc.
and Subsidiary
("Old" St Bernard Software)
Consolidated Statements of Stockholders' Deficit

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2004	20,859,821	2,085,983	17,153,616	(26,051,234)	(6,811,635)
Purchase of stock and warrants	600,000	60,000	940,000	—	1,000,000
Exercise of stock options	109,632	10,963	10,366	—	21,329
Exercise of warrants	1,627,615	162,762	22,135	—	184,897
Compensation expense	—	—	11,515	—	11,515
Net loss	—	—	—	(2,961,443)	(2,961,443)
Balance at December 31, 2005	23,197,068	2,319,708	18,137,632	(29,012,677)	(8,555,337)
Exercise of stock options	54,000	5,400	8,666	—	14,066
Net loss	—	—	—	(2,435,391)	(2,435,391)
Balance at June 30, 2006 (Unaudited)	23,251,068	2,325,108	18,146,298	(31,448,068)	(10,976,662)
The accompanying notes are an integral part of these consolidated financial statements.

St Bernard Software, Inc.
and Subsidiary
(“Old” St. Bernard Software, Inc.)
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies
St Bernard Software, Inc. (now known as Old St. Bernard Software, Inc.), a Delaware corporation (the “Company” or “St. Bernard”), a wholly-owned subsidiary of Sand Hill IT Security Acquisition Corp. (now known as St. Bernard Software, Inc.), a Delaware corporation (the “Parent”), is a software development firm specializing in the design and production of innovative network systems management security software. The Company sells its products through distributors, dealers and original equipment manufacturers (“OEM”), and directly to network managers and administrators worldwide. The financial statements presented herein are the financial statements of the company prior to the merger (see Note 7) and therefore do not contain the accounts or results of Parent. Such results are included in the 10-QSB filed by parent for the 2nd quarter ended June 30, 2006.

Basis of presentation
The accompanying consolidated financial statements have been prepared by us without audit and reflect all adjustments (consisting of normal and recurring adjustments and accruals) which are, in our opinion, necessary to present a fair statement of the results for the interim periods presented. The consolidated financial statements include our accounts and those of our subsidiary. All inter-company balances and transactions have been eliminated in consolidation. The statements have been prepared in accordance with the regulations of the Securities and Exchange Commission, but omit certain information and footnote disclosures necessary to present the statements in accordance with U.S. generally accepted accounting principles. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. These financial statements should be read in conjunction with the Consolidated Financial Statements and footnotes thereto included in our Registration Statement on Form S-4 for the year ended December 31, 2005 and 2004, as filed with the Securities and Exchange Commission.

Use of estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates used in preparing the consolidated financial statements includes those assumed in computing the allowance for uncollectible accounts receivable, the valuation allowance on deferred tax assets, and in testing goodwill for impairment.

Liquidity
At June 30, 2006, the Company’s current liabilities exceeded its current assets by approximately $12,100,000 and the Company had a stockholders’ deficit of approximately $11,000,000. The Company expects sufficient cash flows from operation during 2006, along with its available line of credit financing to cover its anticipated 2006 operating expenses. The Company’s expenses consist primarily of variable costs such as payroll and related expenses that can be reduced to meet the operating needs of the Company. In addition, approximately $10,800,000 of the current liability balance at June 30, 2006 consists of deferred revenues, which represents amounts that will be amortized into revenue over time, as they are earned. While there are costs that will be incurred as these revenues are earned, these costs are far less than the approximately $10,800,000 recorded as a current liability or the approximately $16,300,000 recorded as a liability in total. In addition to focusing on cost containment, the Company entered into an agreement October 26, 2005 through which it was acquired by a special purpose acquisition company. The merger closed and was effective July 27, 2006.

Research and development
The Company’s research and development expenses include payroll, employee benefits, stock-based compensation, offshore development and other head-count related costs associated with product development.

St Bernard Software, Inc.
and Subsidiary
(“Old” St. Bernard Software, Inc.)
Notes to Consolidated Financial Statements

Stock options
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R (revised 2004), Share-based Payment (“SFAS 123R”), using the modified prospective method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for fiscal year 2006 would include compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based upon the grant date fair value estimated in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based upon the grant date fair value estimated in accordance with SFAS 123R. Prior to the adoption of SFAS 123R on January 1, 2006, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and provided pro forma disclosure amounts in accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

Under the accounting provision of SFAS 123, the increase in the Company’s net loss and net loss per share would have been immaterial for the three months and six months ended June 30, 2005.

The weighted average fair value of options granted during the six months ended June 30, 2005, was calculated using the Black-Sholes option pricing model with the following valuation assumptions and weighted average fair value as follows: weighted average fair value of grants $0.34; expected volatility 0%; dividend yield 0%; risk free interest rate 3.83%; expected life 9.9 years.

The Company did not grant any options during the six months ended June 30, 2006; therefore all fair value calculations were done using the Black-Sholes model under the guidance of SFAS 123.

The Company recognizes stock-based compensation costs on a straight line basis over the requisite service period of the award, which is generally the option vesting term. For the three months and six months ended June 30, 2006, total stock-based compensation expense was immaterial. The tax effect was also immaterial.

The Company has non-qualified and incentive stock option plans (together, the “Plans”) providing for the issuance of options to employees and others as deemed appropriate by the Board of Directors. Terms of options issued under the Plans include an exercise price equal to the estimated fair value (as determined by the Board of Directors) at the date of grant, vesting periods generally between three to five years, and expiration dates not to exceed ten years from date of grant. The determination of fair value of the Company’s stock is highly subjective. At each of the option grant dates, the Company performed an analysis of the estimated fair value of the common stock at that date. The analysis consisted of various considerations, including the Company’s financial performance, future financial projections, general industry and economic factors, and then-market valuations afforded to publicly traded companies that the Company viewed as comprising a representative peer group.

St Bernard Software, Inc.
and Subsidiary
(“Old” St. Bernard Software, Inc.)
Notes to Consolidated Financial Statements

Stock options cont.	The following is a summary of stock activity under the Plans as of June 30, 2006 and changes during the six months ended June 30, 2006

Options outstanding at December 31, 2005	1,357,116	$0.37
Granted	0	$0.00
Exercised	(54,000)	$0.26
Forfeited	(84,569)	$0.45
Options outstanding at June 30, 2006	1,218,547	$0.37

Additional information regarding options outstanding as of June 30, 2006 is as follows:
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.11	41,000	0.24	$0.11	41,000	$0.11
$0.25	453,867	6.14	$0.25	424,770	$0.25
$0.34	221,000	6.43	$0.34	129,336	$0.34
$0.50	496,680	3.52	$0.50	496,680	$0.50
$1.25	6,000	6.19	$1.25	1,222	$1.25
	1,218,547	4.89	$0.37	1,093,008	$0.37

Consistent with the adoption of the fair value recognition provisions of SFAS 123R and based upon the Company’s historical experience, the Company has estimated that 19,800 options currently unvested will be forfeited.

The aggregate intrinsic value of options outstanding and exercisable at June 30, 2006 was $2,274,179 and $2,038,092, respectively. The aggregate intrinsic value represents the total intrinsic value, based upon the calculated stock price of $2.23 derived using the value of the public special purpose acquisition company’s stock price at June 30, 2006, and applying the estimated conversion factor of 0.421419 as defined in the merger agreement.

A summary of the Company’s unvested shares as of June 30, 2006, and changes during the six months ended June 30, 2006, were as follows:

	Number of shares	Weighted average grant date fair value
Unvested at December 31, 2005	258,733	$0.38
Granted	0	$0.00
Vested	(75,812)	$0.32
Cancelled/Expired/Forfeited	(57,382)	$0.47
Unvested at June 30, 2006	125,539	$0.35

As of June 30, 2006, there was approximately $12,489 of total unrecognized compensation expense related to unvested share based compensation arrangements granted under the Option Plans. The cost is expected to be recognized over a weighted average period of 1.33 years.

St Bernard Software, Inc.
and Subsidiary
(“Old” St. Bernard Software, Inc.)
Notes to Consolidated Financial Statements

Loss per share
Basic loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding. Diluted loss per share includes the components of basic loss per share and also gives effect to dilutive common stock equivalents. Potentially dilutive common stock equivalents include stock options and warrants. No dilutive effect was calculated as of 2006 or 2005 as the Company reported a net loss in each period.

Income taxes
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

New accounting standards
As discussed above, in December 2004 the FASB issued SFAS 123R, Share-Based Payment, an amendment of SFAS Nos. 123 and 95. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the statement of operations. SFAS 123R allows for the use of a modified version of prospective application, which requires that the fair value of new awards granted after the effective date of SFAS 123R, plus unvested awards at the date of adoption, be expensed over the applicable vesting period. The provisions of SFAS 123R are effective for interim or annual reporting periods beginning after December 15, 2005.

In March 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107 to provide public companies additional guidance in applying the provisions of SFAS 123R. Among other things, SAB 107 describes the staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS 123R with certain existing staff guidance. SAB 107 was applied upon the adoption of SFAS 123R.

2. Debt
Line of Credit
The Company has a $1,250,000 line of credit with a finance company that automatically renews every six months. The line of credit provides for advances of up to 80% of eligible accounts receivable. Interest is payable monthly at 1.5% per month (18% per annum). The agreement includes a provision for a 1% annual renewal fee and a 1% per annum charge for the average daily unused portion of the line. The agreement may be terminated without penalty but requires thirty days notice. The line of credit is secured by all of the assets of the Company and all assets acquired by the Company during the term of the agreement. The Company is required to deliver all accounts receivable proceeds to the finance company upon receipt by the Company. As of June 30, 2006, the balance exceeded the line of credit by approximately $231,000. The overdraft was repaid in July of 2006.

St Bernard Software, Inc.
and Subsidiary
(“Old” St. Bernard Software, Inc.)
Notes to Consolidated Financial Statements

Loan agreements
In May of 2006 the Company entered into a loan agreement with a shareholder and a member of the board of directors whereby the Company may borrow up to $375,000 secured by a promissory note. The loan bears interest at the rate of 12% and there is a 2% origination fee on each advance. The loan matures in November 2006 and may be repaid at any time. The loan provides that the Company may re-borrow under the loan without payment of an origination fee on the re-borrowed funds. This note is secured by a lien on substantially all the assets of the Company, subject to the lien of the Company's existing senior lender. The lender received warrants for 18,750 shares of common stock of the Company for an exercise price equal to the last sales price of the common stock before the maturity date of the loan, as defined in the agreement. At June 30, 2006, the Company owed approximately $359,000.

In May of 2006 the Company entered into a loan agreement with a third party whereby the Company may borrow up to $125,000 secured by a promissory note. The loan bears interest at the rate of 12% and there is a 2% origination fee on each advance. The loan matures in November 2006 and may be repaid at any time. The loan provides that the Company may re-borrow under the loan without payment of an origination fee on the re-borrowed funds. This note is secured by a lien on substantially all the assets of the Company, subject to the lien of the Company's existing senior lender. The lender received warrants for 6,250 shares of common stock of the Company for an exercise price equal to the last sales price of the common stock before the maturity date of the loan, as defined in the agreement. At June 30, 2006, the Company owed approximately $37,000.

3. Stockholders’ Deficit
Common stock
In July 2005, the Company obtained approximately $1,000,000 through the offering of 200,000 units to an investor. Each unit consisted of three shares of common stock, as well as a warrant to acquire an additional five shares of common stock at a per share price of $1.25. The warrants expire on December 2008. The common stock and warrants sold provide certain anti-dilution rights to the investor.

Stock option plans
In 2005, the Company adopted the St Bernard Software 2005 Stock Option Plan (the “2005 Plan”). Under the 2005 Plan, the Company has the ability to grant options to acquire up to 5,000,000 shares of its common stock to employees and others. In 2006, 54,000 options were exercised for total proceeds of $14,066 and 84,569 options were canceled.

Following the adoption of the 2005 Plan, the Company granted options to acquire 205,000 shares of common stock to various employees at a per share price of $0.34. Subsequent to granting the options, the Company reduced the vesting period of the options to two years. This modification of terms gave rise to a new measurement date for accounting purposes for the options. However, as the Company currently estimates that only one of the grantees will directly benefit from the option modification due to the short-term nature of the original vesting period and the limited size and employment status of the grantees, compensation expense of $11,000 was recorded in 2005. It is possible based upon future events that additional compensation will be recorded as a result of this modification.

Warrants
As of June 30, 2006 and 2005, a total of 1,190,000 and 1,792,615 shares of common stock respectively were reserved for issuance for the exercise of warrants at an exercise price of $0.50, $1.25 and $2.23 (estimated) per share.

4. Related Party Transactions
At June 30, 2006 and 2005, the Company owed approximately $178,000 to its chief executive officer and stockholder pursuant to the terms of a promissory note. The note is unsecured, bears interest at 18%, and requires monthly interest only payments until May 2007, at which time all amounts outstanding come due.

An option holder and member of the Board of Directors provides legal services to the Company in the ordinary course of business. Therefore, amounts due to this related party’s firm exist throughout the year. Billings from the firm totaled $430,000 and $31,000 for the three months ended June 30, 2006 and 2005, respectively, and $568,000 and $64,000 for the six months ended June 30, 2006 and 2005, respectively. Amounts due at June 30, 2006 and 2005 were $642,000 and $52,000, respectively.

St Bernard Software, Inc.
and Subsidiary
(“Old” St. Bernard Software, Inc.)
Notes to Consolidated Financial Statements

During May 2006 the Company entered into loan agreements with related parties. See Note 2.

5. Commitments and Contingencies
Litigation
In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. On April 13, 2006, eSoft, Inc. filed Civil Action No. 00697-EWN-MJW in the U.S. District Court in Denver, Colorado alleging infringement of U.S. Patent No. 6,961,773 by St. Bernard, Software, Inc. St Bernard has commenced investigation of the facts alleged and of the merits of the infringement allegation. It is the opinion of management that the outcome of any pending lawsuits will not materially affect the operations or the financial position or cash flows of the Company.

Software License Agreement
The Company has entered into a software license agreement with a third party pursuant to which the Company obtained the right to use certain of the third party's software within one of the Company's products. Pursuant to terms of the agreement, the Company is obligated to pay the third party $100,000 upon commercial release of the product, which occurred in 2005, as well as eight quarterly payments of approximately $72,000 and a 10% royalty on sales of the product in excess of $15,000,000 occurring during the term of the agreement. The Company elected to terminate the contract in January of 2006, and discontinued selling the product version that contained the licensed software, pursuant to the terms of the agreement. The Company has no further obligation to the third party.

6. Concentrations
Sales and revenue
The Company considers itself to operate within one business segment, Secure Content Management (SCM). For the periods ended June 30, 2006 and 2005, approximately 99% and 95%, respectively, of the Company’s revenue was in North America, the remaining 1% and 5%, respectively, were disbursed over the rest of the world.

7. Subsequent Events
Merger
On July 27, 2006, Parent consummated the merger of its wholly-owned subsidiary Sand Hill Merger Corp., a Delaware corporation with and into the Company in an all-stock transaction (the “Merger”). At the effective time of the Merger, the Company was the surviving corporation and became a wholly owned subsidiary of Parent. As a result of the Merger, Parent changed its name to St. Bernard Software, Inc.

Item 2. Management’s Discussion and Analysis

 The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes that appear elsewhere in this filing. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this filing.

St. Bernard’s Business

Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.) (the “Company” or “St. Bernard”), a wholly-owned subsidiary of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (“Parent”), is an independent supplier of IT security software products and services, with a special emphasis on Secure Content Management, or SCM, including messaging security, with $28.7 million in gross billings for 2005. St. Bernard’s products protect businesses, government organizations and educational institutions from cyber attack, improve worker productivity, reduce legal liability and assist in meeting regulatory requirements for data/privacy protection. St. Bernard’s network-attached security products are delivered as appliances that connect into the data path between the Internet gateway and a company’s local area network. St. Bernard’s system security products consist of software that is installed on workstations and servers. St. Bernard has approximately 8,000 customers supporting over 3.5 million device licenses, primarily comprised of small to medium sized businesses, educational institutions and governmental organizations. The products offered by St. Bernard include Open File Manager, a data protection product; UpdateEXPERT, a patch and settings management product; iPrism, Internet access management product; and ePrism, a messaging security, e-mail filtering product. According to IDC, in September 2005, St. Bernard’s iPrism product line was the leading Internet filtering appliance based on annual revenue, enabling customers to manage and control employee access to millions of web sites that are updated continuously as part of St. Bernard’s fee-based subscription service. All St. Bernard products have a subscription component, which results in adding positive cash flow, via deferred revenue, to St. Bernard’s business thereby increasing revenue predictability.

St. Bernard generates revenues, income and cash flows by licensing products and subscription and maintenance services to its customers, which include many leading global corporations and small and medium-sized enterprises around the world operating in a wide variety of industries. Although St. Bernard’s marketing and sales focus is small and medium businesses, sales are made to large global corporations usually at a departmental or branch level. St. Bernard markets its products and related services both directly to end-users and through a variety of indirect sales channels, which include value added resellers, or VARs, distributors, system integrators, or SIs, and original equipment manufacturers, or OEMs.

St. Bernard invests significantly in research and development activities and for the six months ended June 30, 2006 and 2005 it spent $3.0 million and $3.9 million, respectively, on research and development. St. Bernard’s research and development efforts have been directed toward developing new products for Linux, NetWare, UNIX and Windows, developing new features and functionality for existing products, integrating products across its existing product lines, porting new and existing products to different operating systems and expanding its product portfolio into new secure content management markets such as messaging security and consolidation of products under a common console.

St. Bernard’s Strategy

During 2005, St. Bernard undertook an evaluation of the appropriate long-term strategy for its business. As a result of that process, St. Bernard determined that it should continue to build on the Company’s existing small and medium enterprise security business by increasing its penetration of the secure content management security business, and also seek to expand into broader security segments; such as messaging security. St. Bernard also believed that the software industry was undergoing a trend towards consolidation, and that the areas of security, and content management were beginning to converge. Commencing in the first half of calendar year 2005 and continuing through the second quarter of 2006, St. Bernard began to investigate business combinations and other strategic transactions that would allow it to expand the security products and service offerings into one or more other key areas of the small and medium enterprise secure content management market. St. Bernard focused on acquiring anti-phishing, instant messaging management, anti-spy ware and e-mail filtering technologies in its initial steps in pursuing the expansion of the security business with the adjacent secure content management software products.

St. Bernard has historically grown the Company organically and through acquisitions.

St. Bernard’s Financial Results

Net revenue and net income per share are key measurements of St. Bernard’s financial results. For the quarter ended June 30, 2006, net revenue was $5.6 million, a decrease of 5.1% over the second quarter of 2005. The net loss for the quarter ended June 30, 2006 was $1.2 million, an increase of 20.0% over second quarter of 2005. Basic and diluted net loss per share was $0.05 for the quarters ended June 30, 2006 and 2005.

For the six months ended June 30, 2006, net revenue was $10.9 million, a decrease of 5.2% over 2005. The net loss for the six months ended June 30, 2006 was $2.4 million, an increase from the same period in 2005 of 4.3%. Basic and diluted net loss per share was $0.10 and $0.11 for the six months ended June 30, 2006 and 2005, respectively.

In the second quarter of 2006, St Bernard continued to invest in product development. Two product extension efforts were underway during the quarter to enhance the features of iPrism version 4.0 and Open File Manager.

Cash provided by operations for the six months ended June 30, 2006 was $0.02 million compared to cash used during the first half of 2005 of $0.9 million. The source of cash during the six months ended June 30, 2006 was primarily a decrease in accounts receivable and an increase in accounts payable. St. Bernard utilizes cash in ways that management believes provides an optimal return on investment. Principal uses of its cash for investing and financing activities include new product development, marketing, acquisition of technologies and purchases of property and equipment.

Critical Accounting Policies and Estimates

There are several accounting policies that are critical to understanding St. Bernard’s historical and future performance, because these policies affect the reported amounts of revenue and other significant areas in St. Bernard’s reported financial statements and involve management’s judgments and estimates. These critical accounting policies and estimates include:

• revenue recognition;
• allowance for doubtful accounts;
• impairment of goodwill and long-lived assets;
• accounting for income taxes; and
• accounting for stock options.

These policies and estimates and St. Bernard’s procedures related to these policies and estimates are described in detail below and under specific areas within the discussion and analysis of its financial condition and results of operations. Please refer to Note 1, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements of St. Bernard for the year ended December 31, 2005 included in the previously filed S-4 for further discussion of St. Bernard’s accounting policies and estimates. There have been no material changes to these accounting policies during 2006 other than the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS no. 123R), as discussed under Recent Accounting Pronouncements below.

Revenue Recognition

St. Bernard makes significant judgments related to revenue recognition. For each arrangement, St. Bernard makes significant judgments regarding the fair value of multiple elements contained in its arrangements, judgments regarding whether its fees are fixed or determinable and judgments regarding whether collection is probable. St. Bernard also makes significant judgments when accounting for potential product returns. These judgments, and their effect on revenue recognition, are discussed below.

Multiple Element Arrangements

St. Bernard typically enters into arrangements with customers that include perpetual software licenses, database subscriptions, hardware appliances, maintenance and technical support. Software licenses are on a per copy basis. Per copy licenses give customers the right to use a single copy of licensed software. St. Bernard makes judgments regarding the fair value of each element in the arrangement and generally accounts for each element separately.

Assuming all other revenue recognition criteria are met, license and appliance and product revenue is recognized upon delivery in accordance with Statement of Position, or SOP, 97-2 Software Revenue Recognition. Under 97-2 St. Bernard has established vendor specific objective evidence, or VSOE, on each element of multiple element arrangements using the price charged when the same element is sold separately. Undelivered elements typically include subscription, maintenance and technical support and are recognized ratably over the term.

If St. Bernard cannot establish fair value for any undelivered element, St. Bernard would be required to recognize revenue for the whole arrangement at the time revenue recognition criteria for the undelivered element is met using SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with respect to Certain Transactions.

The Fee is Fixed or Determinable

Management makes judgments, at the outset of an arrangement, regarding whether the fees are fixed or determinable. St. Bernard’s customary payment terms are generally within 30 days after the invoice date. Arrangements with payment terms extending beyond 120 days after the effective date of the license agreement are not considered to be fixed or determinable, in which case revenue is recognized as the fees become due and payable.

Collection is Probable

Management also makes judgments at the outset of an arrangement regarding whether collection is probable. Probability of collection is assessed on a customer-by-customer basis. St. Bernard typically sells to customers with whom it has a history of successful collections. New customers can be subjected to a credit review process to evaluate the customer’s financial position and ability to pay. If it is determined at the outset of an arrangement that collection is not probable, then revenue is recognized upon receipt of payment.

Indirect Channel Sales

St. Bernard generally recognizes revenue from licensing of software products through its indirect sales channel upon sell-through or when evidence of an end-user exists. For certain types of customers, such as distributors, St. Bernard recognizes revenue upon receipt of a point of sales report, which is its evidence that the products have been sold through to an end-user. For resellers, St. Bernard recognizes revenue when it obtains evidence that an end-user exists, which is usually when the software is delivered. For licensing of St. Bernard’s software to original equipment manufacturers, or OEMs, royalty revenue is recognized when the OEM reports the sale of software to an end-user customer, in some instances, on a quarterly basis.

Delivery of Software Products

St. Bernard’s software may be physically delivered to its customers with title transferred upon shipment to the customer. St. Bernard primarily delivers its software electronically, by making it available for download by its customers or by installation at the customer site. Delivery is considered complete when the software products have been shipped and the customer has access to license keys. If an arrangement includes an acceptance provision, St. Bernard generally defers the revenue and recognizes it upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

Product Returns and Exchanges

St. Bernard’s license arrangements do not typically provide customers a contractual right of return. Some of its sales programs allow customers limited product exchange rights. Management estimates potential future product returns and exchanges and reduces current period product revenue in accordance with Statement of Financial Accounting Standards, or SFAS, No. 48, Revenue Recognition When Right of Return Exists. The estimate is based on an analysis of historical returns and exchanges. Actual returns may vary from estimates if St. Bernard experiences a change in actual sales, returns or exchange patterns due to unanticipated changes in products, competitive or economic conditions.

Allowance for Doubtful Accounts

Management estimates potential future un-collectible accounts and recognizes expense as appropriate. The estimate is based on an analysis of historical un-collectible accounts and on a review of all significant outstanding invoices. Actual bad debts may vary from estimates if St. Bernard experiences a change in actual sales, returns or exchange patterns due to unanticipated changes in products, competitive or economic conditions.

Impairment of Goodwill and Long-Lived Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, management tests St. Bernard’s goodwill for impairment annually and whenever events or changes in circumstances suggest that the carrying amount may not be recoverable.

St. Bernard compares the implied fair value of its reporting unit’s goodwill to its carrying amount. If the carrying amount of its reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

St. Bernard completed this test during the fourth quarter of 2005 and was not required to record an impairment loss on goodwill.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reviews St. Bernard’s long-lived asset groups, including property and equipment and other intangibles, for impairment and whenever events indicate that their carrying amount may not be recoverable. When management determines that one or more impairment indicators are present for an asset group, it compares the carrying amount of the asset group to net future undiscounted cash flows that the asset group is expected to generate. If the carrying amount of the asset group is greater than the net future undiscounted cash flows that the asset group is expected to generate, it would compare the fair value to the book value of the asset group. If the fair value is less than the book value, it would recognize an impairment loss. The impairment loss would be the excess of the carrying amount of the asset group over its fair value.

Some of the events that St. Bernard considers as impairment indicators for its long-lived assets, including goodwill, are:

• significant under performance of St. Bernard relative to expected operating results;
• significant adverse change in legal factors or in the business climate;
• an adverse action or assessment by a regulator;
• unanticipated competition;
• a loss of key personnel;
• significant decrease in the market value of a long-lived asset; and
• significant adverse change in the extent or manner in which a long-lived asset is being used or its physical condition.

Significant assumptions and estimates are made when determining if St. Bernard’s goodwill or other long-lived assets have been impaired or if there are indicators of impairment. Management bases its estimates on assumptions that it believes to be reasonable, but actual future results may differ from those estimates as its assumptions are inherently unpredictable and uncertain. Management’s estimates include estimates of future market growth and trends, forecasted revenue and costs, expected periods of asset utilization, appropriate discount rates and other variables.

Accounting for Income Taxes

St. Bernard is required to estimate its income taxes in each federal, state and international jurisdiction in which it operates. This process requires that management estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences identified are classified as current or long-term deferred tax assets and liabilities in St. Bernard’s consolidated balance sheets. Management’s judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, its interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or management’s interpretation of tax laws, including the provisions of the American Jobs Creation Act of 2004, and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in St. Bernard’s balance sheet and results of operations. St. Bernard must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance if required. As of December 31, 2005, management determined the valuation allowance to be approximately $9.1 million based upon uncertainties related to St. Bernard’s ability to recover certain deferred tax assets. These deferred tax assets are net operating losses and may be subject to significant annual limitation under certain provisions of the Internal Revenue Code. Management’s determination of valuation allowance is based upon a number of assumptions, judgments and estimates, including forecasted earnings, future taxable income and the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which St. Bernard operates. Future results may vary from these estimates, and at this time, it can not be determined if St. Bernard will need to establish an additional valuation allowance and if so, whether it would have a material impact on its financial statements.

Miscellaneous Contingency

In January of 2006, an enterprise wide review of job descriptions and employee classifications was conducted by the company. Based upon current responsibilities, certain exempt/non exempt classifications were updated. Any changes in classifications will be implemented going forward.

As a result of the update in employee classifications, there could be potential assertions from current and former employees that they were entitled to certain benefits under a non exempt classification pursuant to the Fair Labor Standards Act and state law.

In accordance with SFAS No. 5, “Accounting for Contingencies”, the Company has not recorded a provision since there are no pending claims and it is not probable that a claim will be asserted. The amount of any potential loss cannot be reasonably estimated.

Results of Operations of St. Bernard

Costs for maintenance and technical support have been reclassified to cost of sales in the following financial tables for all periods presented.

Comparison of the Three Months Ended June 30, 2006 and 2005

Net Revenues
	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Total net revenue	$5.6	$5.9	(5.1)%

Net revenues decreased $0.3 million during the three months ended June 30, 2006 as compared to the comparable period in the prior year. The revenue decrease was primarily a $0.3 million net decrease of new appliance sales. During the second quarter of 2005 a hardware upgrade program was underway to replace outdated equipment installed with existing customers and add software licenses. This program was essentially completed by year-end 2005.

Net License Revenues

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Net license revenue	$1.0	$0.9	11.1%
As a percent of net revenue	17.9%	15.3%

For the three months ended June 30, 2006, St. Bernard’s net license revenue increased by $0.1 million over the comparable period in 2005. The entire $0.1 million year over year increase in revenue resulted from an increase in new customers over the same period in 2005.

Net Appliance Revenues

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Net appliance revenue	$0.8	$1.2	(33.3)%
As a percent of net revenue	14.3%	20.3%

For the three months ended June 30, 2006, appliance hardware sales decreased by $0.4 million. The quarter over quarter decrease in appliance sales from the prior year was due to fewer hardware units shipping in the second quarter of 2006 and a change in the mix of units shipped. During the second quarter of 2005, hardware units were shipped as part of an equipment upgrade program offered to the installed customer base. Approximately 80 fewer hardware units were shipped in the second quarter of 2006 than in the second quarter of 2005. Of the total units shipped during the second quarter of 2006, 112 units were at a lower selling price.

Net Subscription Revenues

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Net subscription revenue	$3.8	$3.8	0.0%
As a percent of net revenue	67.9%	64.4%

For the three months ended June 30, 2006, St. Bernard’s subscription revenue remained consistent with the same period for 2005. Renewal rates for St. Bernard’s products ranged from 75% to 95%.

Cost of Revenue

	For the Three Months Ended June 30
	2006	2005	% Change
	(In millions, except percentages)

Total cost of revenue	$1.6	1.8	(11.1)%
Margin as a percentage of total net revenue	71.4%	69.5%

Cost of revenue consists primarily of the cost of contract manufactured hardware, royalties paid to third parties under technology licensing agreements, packaging costs, fee-based technical support costs and freight. Cost of revenue decreased $0.2 million for the three months ended June 30, 2006 compared to the same period in 2005. Cost of revenue decreased 1.9% as a percentage of total net revenue primarily due to a decrease in the hardware component of sales. The quarter over quarter decrease in hardware cost was due to an equipment upgrade program targeted to the installed customer base during 2005. Approximately 80 fewer hardware units were shipped in the first quarter of 2006 than in the first quarter of 2005. The margin as a percentage of total revenue improved 1.9% because of a shift in the mix of hardware appliances sold. In addition, the cost of support decreased approximately $0.1 million in the second quarter of 2006 compared to the same period in 2005.

Cost of Appliance Revenue

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Cost of appliance revenue	$0.7	$0.9	(22.2)%
Gross margin percent	12.5%	25.0%

The cost of appliance revenue includes contract manufactured equipment, packaging and freight. The cost of hardware for the three months ended June 30, 2006 decreased $0.2 million from the same period in 2005. In conjunction with a new product launch in 2006, 94 units were sold at a lower gross margin. Approximately 80 fewer hardware units were shipped in the second quarter of 2006 than in the second quarter of 2005.

Cost of Subscription Revenue

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Cost of subscription revenue	$0.8	$0.9	(11.1)%
Gross margin percent	78.9%	76.3%

The cost of subscription revenue includes the technical operation group that maintains the various databases and the technical support group. The cost of subscription revenue decreased $0.1 million for the three months ended June 30, 2006 compared to the same period in 2005.

Sales and Marketing

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Sales and marketing	$2.7	$2.5	8.0%
As a percentage of net revenue	48.2%	42.4%

Sales and marketing expenses consist primarily of salaries, related benefits, commissions, consultant fees, advertising, lead generation and other costs associated with St. Bernard’s sales and marketing efforts. For the three months ended June 30, 2006, the selling and marketing expense increased 8.0% or $0.2 million over the same period in 2005. The increase is a result of $0.1 million less spending on marketing programs, off set by $0.3 million greater sales salary expense due to additional channel sales staff. Selling and marketing expenses are incurred to generate billing, a portion of which is included in deferred revenue. The net deferred revenue balance at June 30, 2006 grew 13.6% over the net balance at June 30, 2005.

Research and Development

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Research and development	$1.4	$1.9	(26.3)%
As a percentage of net revenue	25.0%	32.2%

Research and development consists primarily of salaries, related benefits, third-party consultant fees and other engineering related costs. The decrease of $0.5 million for the three months ended June 30, 2006 over the same period in 2005 was primarily the result of a $0.2 million decrease in compensation costs, realized through the reduction of approximately 9 development engineers and a decrease in the offshore development expense of $0.2 million due to project completion. Management believes that a significant level of research and development investment is required to remain competitive and it expects to continue to invest in research and development activities.

General and Administrative

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

General and administrative	$1.0	$0.6	66.6%
As a percentage of net revenue	17.9%	10.2%

General and administrative expenses consist primarily of salaries, related benefits and fees for professional services, such as legal and accounting services. General and administrative expenses increased $0.4 million for the three months ended June 30, 2006 compared to the same period in 2005. $0.1 million of the expense is due to an increase in legal fees and $0.1 million is attributable to an increase in facility costs and $0.1 million is due to an increase in compensation costs. Management expects general and administrative expenses to increase as a percentage of net revenue as a result of being a public company.

Interest and Other Income, Net

	For the Three Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Interest and other income, net	$(.1)	$(.1)	0.0%
As a percentage of net revenue	1.8%	1.7%

Interest and other income, net, includes interest expenses and interest income. The interest and other income, net, was the same for the second quarter of 2006 and 2005.

Comparison of the Six Months Ended June 30, 2006 and 2005

Net Revenues

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Total net revenue	$10.9	$11.5	(5.2)%

Net revenues decreased $0.6 million for the six months ended June 30, 2006 as compared to the comparable period in the prior year. The revenue decrease was due to an appliance hardware replacement program in the first half of 2005 that did not repeat in 2006. Renewal rates for St. Bernard’s products range from 75% to 95%.

Net License Revenues

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Net license revenue	$1.9	$2.7	(29.6)%
As a percent of net revenue	17.4%	23.5%

For the six months ended June 30, 2006, St. Bernard’s net license revenue decreased by $0.8 million over 2005. The year over year first half drop in revenue resulted from a shift from product sales with a large license component of revenue to products with a greater subscription component of revenue.

Net Hardware Revenues

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Net appliance revenue	$1.4	$2.0	(30.0)%
As a percent of net revenue	12.8%	17.4%

For the six months ended June 30, 2006, appliance hardware sales decreased by $0.6 million. The year over year decrease in hardware sales was due to an equipment upgrade to the customer base in 2005 that was not repeated in 2006. Approximately 184 less hardware units were shipped in the first half of 2006 than in 2005. In addition, approximately 112 units shipped in the second quarter of 2006 were at a selling price half of the 2005 average for the same period.

Net Subscription Revenues

	For the Six Months Ended June 30,

	2006	2005	% Change
	(In millions, except percentages)

Net subscription revenue	$7.6	$6.8	11.8%
As a percent of net revenue	69.7%	59.1%

For the six months ended June 30, 2006, St. Bernard’s subscription revenue increased by $0.8 million over the same period in 2005. $0.6 million of the year over year net subscription revenue increase was from an increase in subscription renewals and $0.2 million of the year over year net subscription revenue increase was from new customer acquisition of subscription products. Renewal rates for St. Bernard’s products ranged from 75% to 95%. Management believes these are very good renewal rates and an indication of customer satisfaction regarding the products.

Cost of Revenue

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Total cost of revenue	$2.9	$3.5	(17.1)%
Margin as a percentage of total net revenue	73.4%	69.6%

Cost of revenue consists primarily of the cost of contract manufactured hardware, royalties paid to third parties under technology licensing agreements, packaging costs, fee-based technical support costs and freight. Cost of revenue decreased $0.6 million for the six months ended June 30, 2006 compared to 2005. Cost of revenue decreased 3.8% as a percentage of total net revenue primarily due to a decrease in hardware related sales associated with a hardware appliance replacement program in 2005 that was not repeated in 2006. In addition, the technical support costs dropped $0.1 million.

Cost of Appliance Revenue

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Cost of appliance revenue	$1.2	$1.7	(29.5)%
Gross margin percent	14.3%	15.0%

The cost of appliance revenue includes contract manufactured equipment, packaging and freight. The cost of hardware for the six months ended June 30, 2006 decreased $0.5 million from the same period in 2005. The decrease was due to selling 883 units, a drop of approximately 184 units from the same period in 2005.

Cost of Subscription Revenue

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Cost of subscription revenue	$1.7	$1.8	(5.5)%
Gross margin percent	77.6%	73.5%

The cost of subscription revenue includes the technical operation group that maintains the various databases and the technical support group. The cost of subscription revenue decreased $0.1 million for the six months ended June 30, 2006 compared to the same period in 2005. The decreased cost is due to reduced staffing costs.

Sales and Marketing

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Sales and marketing	$5.3	$5.0	6.0%
As a percentage of net revenue	48.6%	43.5%

Sales and marketing expenses consist primarily of salaries, related benefits, commissions, consultant fees, advertising, lead generation and other costs associated with St. Bernard’s sales and marketing efforts. For the six months ended June 30, 2006, the selling and marketing expense increased 6.0% or $0.3 million over the same period in 2005. The increase is a result of $0.3 million for additional channel sales staff. Selling and marketing expenses are incurred to generate billing, a portion of which is included in deferred revenue. The net deferred revenue balance at June 30, 2006 grew 13.6% over the net balance at June 30, 2005.

Research and Development

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Research and development	$3.0	$3.9	(23.1)%
As a percentage of net revenue	27.5%	33.9%

Research and development expenses consists primarily of salaries, related benefits, third-party consultant fees and other engineering related costs. The decrease of $0.9 million for the six months ended June 30, 2006 compared to the same period in 2005 was primarily the result of a $0.4 million decrease in compensation costs, realized through the reduction of approximately 9 development engineers and a decrease in the offshore development expense of $0.5 million. Management believes that a significant level of research and development investment is required to remain competitive and it expects to continue to invest in research and development activities.

The cost reductions made during 2006 were primarily a result of the completion of new development projects. St. Bernard believes that the present level of Research and development cost will be sufficient in the future to keep the existing products competitive but additional development staff and other development resources will be required if a new product development effort is undertaken.

General and Administrative

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

General and administrative	$1.9	$1.2	58.3%
As a percentage of net revenue	17.4%	10.4%

General and administrative expenses consist primarily of salaries, related benefits and fees for professional services, such as legal and accounting services. General and administrative expenses increased $0.7 million for the six months ended June 30, 2006 compared to the same period in 2005, largely due to an increase in compensation expense of $0.3 million, an increase in legal costs of $0.1 million, and an increase in accounting costs of $0.1 million. Management expects general and administrative expenses to increase as a percentage of net revenue as a result of being a public company.

Interest and Other Income, Net

	For the Six Months Ended June 30,
	2006	2005	% Change
	(In millions, except percentages)

Interest and other income, net	$(0.2)	$(0.1)	100.0%
As a percentage of net revenue	1.8%	.9%

Interest and other income, net, includes interest expenses and interest income. The increase in interest and other income of $0.1 million for the six months ended June 30, 2006 over the same period in 2005 was due to an increased utilization of the line of credit.

Recent Accounting Pronouncements

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R (revised 2004), Share-based Payment (“SFAS 123R”), using the modified prospective method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for the first quarter of fiscal year 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based upon the grant date fair value estimated in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based upon the grant date fair value estimated in accordance with SFAS 123R. Prior to the adoption of SFAS 123R on January 1, 2006, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and provided pro forma disclosure amounts in accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

As discussed above, in December 2004 the FASB issued SFAS 123R, Share-Based Payment, an amendment of SFAS Nos. 123 and 95. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the statement of operations. SFAS 123R allows for the use of a modified version of prospective application, which requires that the fair value of new awards granted after the effective date of SFAS 123R, plus unvested awards at the date of adoption, be expensed over the applicable vesting period. The provisions of SFAS 123R are effective for interim or annual reporting periods beginning after December 15, 2005.

In March 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107 to provide public companies additional guidance in applying the provisions of SFAS 123R. Among other things, SAB 107 describes the staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS 123R with certain existing staff guidance. SAB 107 was applied upon the adoption of SFAS 123R.

Liquidity and Capital Resources

Cash Flows

St. Bernard’s largest source of operating cash flows is cash collections from its customers for purchases of products and subscription, maintenance and technical support. St. Bernard’s standard payment terms for both license and support invoices are net 30 days from the date of invoice. The recurring revenue subscription portion of the business is a mainstay of the cash flow the company generates. Its primary uses of cash for operating activities include personnel and facilities related expenditures, income tax payments and technology costs as well as costs associated with outside support and services.

Cash flows provided by operations for the six months ended June 30, 2006 was $0.02 million compared to a $0.9 million use of cash for the same period in 2005. The source of cash was primarily a decrease in accounts receivable and an increase in accounts payable.

Cash flows used for investing activities consist primarily of purchases of property and equipment, purchases of technology and investments in partnerships. Cash flows used in investing activities for the six months ended June 30, 2006 for purchases of property, equipment and other assets decreased by $0.1 million from the same period in 2005 to less than $0.1 million.

Cash flows provided by financing activities for the six months ended June 30, 2006 consist primarily of an advance of $0.5 million of St. Bernard’s revolving line of credit, and $0.4 million proceeds from notes payable, offset by $0.5 million paid in merger costs.

Credit Facility

During 2001, St. Bernard entered into a short-term credit facility with Camel Financial, Inc. in the amount of $0.5 million. During 2003, the short-term credit facility was renewed and increased to $1.3 million. The credit facility automatically renews every six months. The line of credit provides for advances of up to 80% of eligible accounts receivable. Eligible accounts receivable are determined solely by the finance company. Interest is payable monthly at 1.5% per month (18% per annum). The agreement provides a provision for a 1% annual renewal fee and a 1% per annum charge for the daily average unused portion of the line. The agreement may be terminated without penalty but requires thirty days notice. The line of credit is secured by all of the assets of St. Bernard and all of the assets acquired during the term of the agreement. St. Bernard is required to apply all accounts receivable proceeds against the outstanding line of credit balance upon receipt. There was $1.5 and $0.9 million outstanding at June 30, 2006 and December 31, 2005, respectively. As of June 30, 2006, the balance exceeded the line of credit by approximately $231,000. The overdraft was repaid in July of 2006. Subsequent to the merger the line of credit balance has been significantly reduced.

Bridge Loan

The Broomfield Family Trust, an affiliate of Scott Broomfield, a director and former officer of Parent, and BeeBird Beheer B.V., an affiliate of Bart van Hedel a director of St. Bernard and Parent, have made available $125,000 and $375,000, respectively, to St. Bernard, as a bridge loan pursuant to secured promissory notes. Amounts borrowed under the notes are due on November 25, 2006 and bear interest at 12%. In connection with the execution of the notes, the Broomfield Family Trust and BeeBird Beheer B.V. received warrants for an aggregate of 25,000 shares of common stock of St. Bernard (10,535 shares of Parent common stock after the merger) exercisable at a price equal to the last reported sale price on the day prior to the maturity date of the notes on the primary market on which the shares of Parent are traded. These notes are secured by a lien on substantially all of the assets of St. Bernard, subject to the lien of St. Bernard’s existing senior lender. The amounts drawn and payable at June 30, 2006 were $396,000.

Contractual Commitments

The following table is a summary of the contractual lease commitments for operating facilities and certain equipment under non-cancelable operating leases with various expiration dates through December 2010. Future minimum payments as of December 31, 2005 are as follows.

Year Ending December 31, (In thousands)
2006	1,153,841
2007	1,177,234
2008	1,156,689
2009	1,195,887
2010	1,236,364
Total	$5,920,015

Losses from Operations - Liquidity

At June 30, 2006, St. Bernard’s current liabilities exceeded its current assets by approximately $12,100,000 and St. Bernard had a stockholders’ deficit of approximately $11,000,000. St. Bernard expects sufficient cash flows from operations during 2006, along with its available line of credit financing to cover its anticipated 2006 operating expenses. St. Bernard’s expenses consist primarily of variable costs such as payroll and related expenses that can be modified to meet the operating needs of St. Bernard. In addition, approximately $10,800,000 of the current liability balance at June 30, 2006, consists of deferred revenues, which represents amounts that will be amortized into revenue over time, as they are earned. While there are costs that will be incurred as these revenues are earned, these costs are far less than the approximately $10,800,000 recorded as a current liability or the approximately $16,300,000 recorded as a liability in total. In addition to focusing on cost containment, the Company has entered into an agreement through which it will be acquired by a special purpose acquisition company. The merger closed and was effective July 27, 2006.

Off-Balance Sheet Arrangements

Except for the commitments arising from our operating leases arrangements disclosed in the preceding section, we have no other off-balance sheet arrangements that are reasonably likely to have a material effect on our financial statements.

Subsequent Events

On July 27, 2006, Parent consummated the merger of its wholly-owned subsidiary Sand Hill Merger Corp., a Delaware corporation with and into the Company in an all-stock transaction (the “Merger”). At the effective time of the Merger, the Company was the surviving corporation and became a wholly-owned subsidiary of Parent. As a result of the Merger, Parent changed its name to St. Bernard Software, Inc.

Forward-Looking Statements

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this Report provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

All forward-looking statements included herein attributable to any of us, or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. On April 13, 2006 eSoft, Inc. filed a Civil Action No. 00697-EWN-MJW in the U.S. District Court in Denver, Colorado alleging infringement of U.S. Patent No. 6,961,773 (the “773 Patent”) by St. Bernard, Software, Inc. St Bernard has commenced investigation of the facts alleged and of the merits of the infringement allegation. It is the opinion of management that the outcome of any pending lawsuits will not materially affect the operations or the financial position or cash flows of the Company.

Item 5. Other Information.

(a)    None.

Item 6. Exhibits

The Exhibit Index that follows the signature page of the Report is hereby incorporated by reference.

PART II. OTHER INFORMATION

Item 6: Exhibits and Reports on Form 8-K

(a)	Exhibits:

31.1	Section 302 Certification by CEO

31.2	Section 302 Certification by CFO

32.1	Section 906 Certification by CEO

32.2	Section 906 Certification by CFO

(b)	Reports on Form 8-K:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

September 14, 2006	By:	/s/ JOHN E. JONES
John E. Jones
Chief Executive Officer and Director (Principal Executive Officer)

September 14, 2006	By:	/s/ ALFRED F. RIEDLER
Alfred F. Riedler
Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Number	Description

31.1	Section 302 Certification by CEO

31.2	Section 302 Certification by CFO

32.1	Section 906 Certification by CEO

32.2	Section 906 Certification by CFO

EXHIBIT 31.1

ST. BERNARD SOFTWARE, INC.

CERTIFICATIONS

I, John E. Jones, Chief Executive Officer of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Registrant”), certify that:

1. I have reviewed this quarterly report of Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.) (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

/s/ John E. Jones
John E. Jones Chief Executive Officer September 14, 2006

EXHIBIT 31.2

ST. BERNARD SOFTWARE, INC.

CERTIFICATIONS

I, Alfred Riedler, Chief Financial Officer of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Registrant”), certify that:

1. I have reviewed this quarterly report of Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.) (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

/s/ Alfred Riedler
Alfred Riedler Chief Financial Officer September 14, 2006

EXHIBIT 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, John E. Jones, Chief Executive Officer of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Registrant”), do hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•
the quarterly report of Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.) (the “Company”), a wholly-owned subsidiary of the Registrant, for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

•	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: September 14, 2006

/s/ John E. Jones
John E. Jones Chief Executive Officer (Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Alfred Riedler, Chief Financial Officer of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Registrant”), do hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•
the quarterly report of Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.) (the “Company”), a wholly-owned subsidiary of the Registrant, for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

•	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: September 14, 2006

/s/ Alfred Riedler
Alfred Riedler Chief Financial Officer (Principal Financial Officer)